UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2018
DIGITAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
(415) 738-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth under Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” is incorporated into this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.
The information set forth under Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” is incorporated into this Item 1.02 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 11, 2018, Digital Realty Trust, Inc., or the Company, entered into a Separation and Consulting Agreement with Scott E. Peterson (the “Separation Agreement”), pursuant to which Mr. Peterson will resign as an employee and officer of the Company, including from his role as Chief Investment Officer of the Company, effective as of May 31, 2018, which date may be extended by up to fourteen days (the “Separation Date”).
Pursuant to the Separation Agreement, that certain Employment Agreement, dated November 10, 2015, by and among Mr. Peterson, the Company and DLR LLC, a subsidiary of the Company, will terminate effective as of the Separation Date and the Company will engage Mr. Peterson as a consultant for a period ending on February 28, 2019.
In exchange for the consulting services that Mr. Peterson will provide to the Company, he is eligible to receive from the Company a one-time cash payment equal to $287,500 (the “one-time payment”), payable upon certain conditions being satisfied. In addition, each of Mr. Peterson’s outstanding equity awards will continue to vest (to the extent then unvested) pursuant to the terms of the applicable equity award agreements while Mr. Peterson is engaged as a consultant.
If Mr. Peterson’s consulting relationship with the Company terminates due to the expiration of the consulting period or, if earlier, by mutual agreement by the Company and Mr. Peterson, Mr. Peterson will be eligible to receive an amount equal to the one-time payment described above, to the extent earned but unpaid as of the termination date.
The Separation Agreement contains confidentiality and non-disparagement restrictions which apply indefinitely, and non-solicitation and non-competition restrictions which apply during the consulting period.
The payments and benefits described in the Separation Agreement are subject to Mr. Peterson’s execution and non-revocation of a general release of claims on or within twenty-one days following his Separation Date and his execution and non-revocation of a general release of claims on or within twenty-one days following the date on which his consulting relationship terminates, as well as his continued compliance with the terms of the Separation Agreement, including the restrictive covenants set forth therein. The Company expects to record approximately $0.8 million in costs in the second quarter of 2018 related to Mr. Peterson’s transition.
The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Effective as of June 30, 2018, Daniel W. Papes, Senior Vice President, Global Sales and Marketing, will depart from the Company. In connection with his departure, Mr. Papes will be eligible to receive a cash severance payment, as well as various other severance payments and benefits, in accordance with the provisions of Mr. Papes’ existing employment agreement and applicable equity award agreements with the Company. The Company expects to record approximately $1.2 million in costs in the second quarter of 2018 related to Mr. Papes’ separation compensation.
Safe Harbor Statement
This Current Report on Form 8-K contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the expected accounting costs that will be recorded as a result of Mr. Peterson's departure and Mr. Papes’ departure. These risks and uncertainties include, among others, the risks and uncertainties included in the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors.” The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Date: May 17, 2018